FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter
2013 Results

OLD BRIDGE, New Jersey—May 15, 2013—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the first quarter ended March 31, 2013.

Net sales increased $211,000 or 3.2% to $6,719,000 for the first quarter of 2013 from $6,508,000 for the comparable period in 2012.  Net loss for the three months ended March 31, 2013 was $(482,000) or $(0.08) per share in 2013, compared to $(1,480,000) or $(0.24) per share for the comparable period in 2012.

The increase in sales is primarily attributed to an increase in sales of digital video headend products and contract manufactured products offset by a decrease in analog video headend products and hybrid fiber-coax (“HFC”) distribution products.  Sales of digital video headend products were $3,192,000 and $2,633,000, contract manufactured products were $960,000 and $575,000, analog video headend products were $1,283,000 and $1,798,000 and HFC distribution products were $948,000 and $1,182,000 in the first three months of 2013 and 2012, respectively.  The Company has experienced and expects to continue to experience a shift in product mix from analog products to digital products.  RLD sales were $2,557,000 and $1,401,000 for the first three months of 2013 and 2012, respectively.

Commenting on the first quarter 2013, Chairman and Chief Executive Officer James A. Luksch noted, “While our first quarter performance was disappointing, we are seeing many positive signs in the results.  Sales improved over the comparable period in the prior year, driven by digital products that we believe will continue to gain traction in the market during the remainder of 2013.  We also experienced an increase in our contract manufacturing product sales, another area where we anticipate continuing improvements as the year unfolds.  Since the digital revolution we have been challenged to increase our digital product sales at a rate that exceeds the rate of decline in analog sales. During the past year and continuing through the first quarter of 2013 we have achieved that goal, we expect that trend to continue going forward and accelerate if we are successful in our efforts to penetrate certain new markets.  Our manufacturing efficiency and related gross margins also improved dramatically over the prior year period.  Looking ahead, we are focused on the top line with strong emphasis on sales, marketing and engineering.  We are offering a wide variety of digital encoders that are particularly well suited for delivering SD/HDTV and digital signage services with deployment in applications such as universities, cable television systems, hospitals, MDUs, stadiums, airports, and retail stores.  We expect the net result to be improved financial performance in 2013 and beyond.

Conference Call Reminder

•	Wednesday, May 15th, 2013
•	11:00 AM EDT
•	Live Call #877-407-8033
•	Conference ID #414505

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2012 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2013	2012

Net sales	$6,719	$6,508
Gross profit	2,488	1,911
Loss from operations	(413)	(1,393)
Net loss	$(482)	$(1,480)
Basic and diluted net loss per share	$(0.08)	$(0.24)
Basic and diluted weighted average shares outstanding	6,216	6,216

Consolidated Summary Balance Sheets
(in thousands)

                                                     (unaudited)

	March 31, 2013	December 31, 2012

Current assets	$15,040	$15,956
Property, plant, and equipment, net	3,938	4,009
Total assets	25,038	26,303
Current liabilities	4,701	5,485
Long-term liabilities	4,123	4,193
Stockholders’ equity	16,214	16,625

Total liabilities and stockholders’ equity	$25,038	$26,303